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                                  EXHIBIT 8.3

                       OPINION OF FOTENOS & SUTTLE, P.C.

                             ON CERTAIN TAX MATTERS

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                      [FOTENOS & SUTTLE, P.C. LETTERHEAD]


                                                           jff@fotenossuttle.com



                                November 22, 1999

The Cronos Group
16 Allee Marconi
L-2120 Luxembourg

Ladies and Gentlemen:

        As United States tax counsel for The Cronos Group, a societe anonyme organized and existing under the laws of Luxembourg (the "Company"), and in connection with the proposed offer and sale by the Company and certain selling shareholders of common shares of the Company (the "Common Shares"), we hereby confirm to you that, subject to the limitations set forth thereunder, the statements of the United States federal income tax law set forth under the heading "Tax Considerations" in the Prospectus covering such Common Shares (which is a part of the registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement")), to which this letter is attached as an exhibit, are accurate in all material respects.

        We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Tax Considerations" and "Legal Counsel" in the Prospectus. By giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Respectfully submitted,

                                            FOTENOS & SUTTLE, P.C.

                                            By /s/ JAMES F. FOTENOS
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                                                   James F. Fotenos